Exhibit 5.1

OPINION OF STREUSAND, LANDON & OZBURN, LLP

September 22, 2017

Genprex, Inc.

100 Congress Avenue

Suite 2000

Austin, TX 78701

Re:	Registration Statement on Form S-1 (File No. 333-219386)

Ladies and Gentlemen:

We have represented Genprex, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-219386) (the “Registration Statement”) with the Securities and Exchange Commission (the Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offer and sale by the Company of:

(i)	up to 4,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

(ii)	a warrant to purchase up to an aggregate of 315,000 shares of Common Stock (the “Underwriter’s Warrant Shares”) issuable to the underwriter in the offering referred to above (the “Underwriter’s Warrant”); and

(iii)	the Underwriter’s Warrant Shares (the Common Stock, the Underwriter’s Warrant and the Underwriter’s Warrant Shares are collectively referred to as the “Securities”).

The Securities are being sold pursuant to an underwriting agreement between the Company and Network 1 Financial Securities, Inc. (“Underwriting Agreement”); the Underwriter’s Warrant Agreement is attached as an exhibit to the Underwriting Agreement (the “Underwriter’s Warrant Agreement”).

In connection with this opinion letter, we have examined and relied upon the Underwriting Agreement, the Registration Statement, including the exhibits thereto, the form of Underwriter’s Warrant Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the accuracy, completeness and authenticity of all documents submitted to us as originals, the conformity to the originals (and the accuracy, completeness and authenticity of such originals) submitted to us as copies thereof and the legal capacity of all natural persons executing such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the laws of the State of Texas and the General Corporation Law of the State of Delaware, including all Delaware court decisions and all provisions of the Delaware constitution that affect the interpretation of the Delaware General Corporation Law.

With regard to the Underwriters’ Warrant Shares, we have assumed that at the time of issuance or sale, a sufficient number of shares of Common Stock are authorized and available for issuance.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

1.	The Common Stock, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

2.	The Underwriter’s Warrant Shares, when issued and sold in accordance with the Underwriter’s Warrant Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

3.	The Underwriters’ Warrant has been duly authorized by the board of directors of the Company, and when issued in accordance with the Underwriting Agreement, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions set forth in paragraph 3 are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (d) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Sincerely,

STREUSAND, LANDON & OZBURN, LLP

/s/ Streusand, Landon & Ozburn, LLP